Exhibit 10.2

February 27, 2015

Mr. Steven D. Albright

Senior Vice President / Chief Financial Officer

Reliv International, Inc.

P.O. Box 405

Chesterfield, Mo 63005

Re:	Loan Agreement dated February 28, 2014; (the “Loan Agreement”), by and between Reliv International, Inc.; Reliv Inc.; Reliv World Corporation, and SL Technology, Inc.; (“Borrower”), and BMO Harris Bank N.A. (“Lender”). Capitalized terms used in this letter but not otherwise defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

Dear Mr. Albright:

Lender has been informed by Borrower that, as of December 31, 2014, Borrower has failed to maintain a Fixed Charge Coverage Ratio of at least 1.15:1.0 (the “Covenant Violation”). Without Lender’s consent, the Covenant Violation would result in a breach of the terms and conditions of Section 7.12(b) of the Loan Agreement (the “Covenant”) and thus would trigger an Event of Default.

Lender hereby acknowledges and waives the Covenant Violation and agrees not to exercise its rights and remedies under the Loan Agreement in connection therewith, notwithstanding the fact that the Covenant Violation is an Event of Default.

Lender’s waiver hereunder is a one time waiver, and does not: (i) obligate Lender to waive future defaults under the Loan Agreement resulting from any subsequent violation of the Covenant or any other defaults at any time in the future; or (ii) constitute a consent to or waiver of the non-compliance with any other covenants, terms or conditions contained in the Loan Agreement or any of the other Loan Documents or any other default, if any, existing under the Loan Agreement as of the date of this letter, and all such covenants, terms and conditions under the Loan Agreement and the other Loan Documents shall remain in full force and effect.

Please confirm the Borrower’s agreement to the foregoing by signing a copy of this letter and returning it to Lender.

Sincerely,

BMO Harris Bank N.A.

By:
Steven A. Linton, Sr. Vice President

The foregoing is accepted and agreed to by Borrower as of the date first written above.

Reliv International, Inc.

By:	/s/ Steven D. Albright

Steven D. Albright, Chief Financial Officer

Reliv, Inc.

By:	/s/ Steven D. Albright

Steven D. Albright, Chief Financial Officer

Reliv World Corporation

By:	/s/ Steven D. Albright

Steven D. Albright, Chief Financial Officer

SL Technology, Inc.

By:	/s/ Steven D. Albright

Steven D. Albright, Chief Financial Officer